Exhibit 99.1

Icahn School of Medicine at Mount Sinai and LifeMap Solutions Launch Asthma Study for iPhone

First-of-its-kind asthma study developed using ResearchKit framework

NEW YORK--(BUSINESS WIRE)--March 9, 2015--The Icahn School of Medicine at Mount Sinai and LifeMap Solutions, a subsidiary of BioTime (NYSE MKT:BTX), today announced the launch of a large-scale medical research study that uses the new ResearchKit framework developed by Apple to make it easy for individuals who suffer from asthma to participate in studies right from their iPhone.

The Asthma Health app is designed to facilitate asthma patient education and self-monitoring, promote positive behavioral changes, and reinforce adherence to treatment plans according to current asthma guidelines. The study tracks symptom patterns in an individual and potential triggers for these exacerbations so that researchers can learn new ways to personalize asthma treatment.

“We are delighted to be amongst a select group of institutions to pioneer the use of this new ResearchKit framework,” said Eric Schadt, PhD, the Jean C. and James W. Crystal Professor of Genomics at the Icahn School of Medicine at Mount Sinai, and Founding Director of the Icahn Institute for Genomics and Multiscale Biology. “This app is the first of a series of disease-related medical research apps we plan to develop, incorporating electronic consent or ‘e-consent’ to enable us to recruit, consent, and enroll research participants remotely via the app without direct, in-person, contact during any phase of the study. Now we can reach all corners of the globe to recruit research volunteers and conduct medical research with sample sizes that are orders of magnitude greater than previously possible for a fraction of the cost.”

ResearchKit is a new software framework designed by Apple that helps doctors and scientists gather data more frequently and more accurately from participants using iPhone apps. When granted permission by the user, the Asthma Health app can access health data from HealthKit to track asthma inhaler use measured by third-party devices and apps, or can take advantage of the accelerometer, microphone, gyroscope and GPS sensors built into iPhone to gather other relevant health data.

“This innovative study will explore how researchers can conduct clinical studies at an unprecedented scale by unshackling science from brick-and-mortar constraints,” said Corey Bridges, CEO of LifeMap Solutions. “The benefits of flexibility and portability that have made mHealth apps so successful for consumers in the past have the same potential to significantly improve the health of patients and revolutionize medical research.”

LifeMap Solutions is working with the Icahn Institute for Genomics and Multiscale Biology at Mount Sinai to develop big data analytics algorithms that will process the unprecedented volume of study data. These algorithms could lead to new discoveries about asthma and improved chronic disease management, and help optimize individual patient care and choices. The partnership combines the experience of LifeMap Solutions in consumer behavior, app analytics, and design with Mount Sinai’s renowned expertise in medical research.

“We hope that over time, users of our Asthma Health app will experience less asthma-related distress, better symptom control, improved quality of life, and fewer unexpected medical visits,” said Yu-Feng Yvonne Chan, MD, PhD, Director of Personalized Medicine and Digital Health at the Icahn Institute for Genomics and Multiscale Biology at Mount Sinai. “We hope that our app will enable asthma patients to gain greater insight into their individual condition and take charge of their own health. Furthermore, this could be one of the largest real-world epidemiological studies of asthma and offer researchers invaluable insight into the disease process.”

The Asthma Health app is available for download today on the App Store.

About the Mount Sinai Health System

The Mount Sinai Health System is an integrated health system committed to providing distinguished care, conducting transformative research, and advancing biomedical education. Structured around seven member hospital campuses and a single medical school, the Health System has an extensive ambulatory network and a range of inpatient and outpatient services—from community‐based facilities to tertiary and quaternary care.

The System includes approximately 6,600 primary and specialty care physicians, 12‐minority‐owned free‐standing ambulatory surgery centers, over 45 ambulatory practices throughout the five boroughs of New York City, Westchester, and Long Island, as well as 31 affiliated community health centers. Physicians are affiliated with the Icahn School of Medicine at Mount Sinai, which is ranked among the top 20 medical schools both in National Institutes of Health funding and by U.S. News & World Report.

For more information, visit http://www.mountsinai.org, or find Mount Sinai on Facebook, Twitter and YouTube.

About LifeMap Solutions, Inc.

LifeMap Solutions is developing innovative digital therapeutics in partnership with the Icahn Institute for Genomics and Multiscale Biology, which is located within the Icahn School of Medicine at Mount Sinai. LifeMap digital therapeutic solutions integrate health and wellness information with care team guidance into a secure mHealth platform that empowers the patient to make better choices to achieve optimal health outcomes. LifeMap Solutions is a subsidiary of BioTime, Inc. LifeMap Solutions is headquartered in San Jose, California. For more information, please visit www.lifemap-solutions.com.

About BioTime, Inc.

BioTime, Inc., a pioneer in regenerative medicine, is a clinical-stage biotechnology company. BioTime and its subsidiaries are leveraging their industry-leading experience in pluripotent stem cell technology and a broad intellectual property portfolio to facilitate the development and use of cell-based therapies and gene marker-based molecular diagnostics for major diseases and degenerative conditions for which there presently are no cures. The lead clinical programs of BioTime and its subsidiaries include: OpRegen®, currently in a Phase I/IIa trial for the treatment of the dry form of age-related macular degeneration; AST-OPC1, currently in a Phase I/IIa trial for spinal cord injuries; Renevia™, currently in a pivotal trial in Europe as an injectable matrix for the engraftment of transplanted cells to treat HIV-related lipoatrophy; and PanC-Dx™ cancer diagnostics, which are completing initial clinical studies for bladder, breast, and lung cancer. AST-VAC2, a cancer vaccine, is in the pre-clinical trial stage.

BioTime’s subsidiaries include: publicly-traded Asterias Biotherapeutics, Inc. (NYSE MKT: AST), developing pluripotent stem cell-based therapies in neurology and oncology, including AST-OPC1 and AST-VAC2; Cell Cure Neurosciences Ltd., developing stem cell-based therapies for retinal and neurological disorders, including OpRegen®; OncoCyte Corporation, developing PanC-Dx™ cancer diagnostics; LifeMap Sciences, Inc., developing and marketing an integrated on-line database resource for biomedical and stem cell research; LifeMap Solutions, Inc., a subsidiary of LifeMap Sciences, developing mobile health (mHealth) products; ES Cell International Pte Ltd, which has developed cGMP compliant human embryonic stem cell lines that are being marketed by BioTime for research purposes under the ESI BIO branding program; OrthoCyte Corporation, developing therapies to treat orthopedic disorders, diseases and injuries; and ReCyte Therapeutics, Inc., developing therapies to treat a variety of cardiovascular and related ischemic disorders.

CONTACT:
TriplePoint for LifeMap Solutions
415-955-8500
lifemap@triplepointpr.com
or
BioTime, Inc.
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com
or
Gotham Communications, LLC
Bill Douglass, 646-504-0890
bill@gothamcomm.com